EXHIBIT 99.1 TO FORM 3

Explanation of Responses:

(1)	This Form amends the reporting persons’ original Form 3 filed on January 19, 2016 to include Horton Capital Partners Fund, LP, a Delaware limited partnership (“HCPF”).

(2)

This Form 3 is filed jointly by Horton Capital Management, LLC, a Delaware limited liability company (“HCM”), Horton Capital Partners LLC, a Delaware limited liability company (“HCP”), HCPF and Joseph M. Manko, Jr.  Pursuant to investment management agreements, HCM maintains investment and voting power shares of common stock of the issuer held by HCPF.  However, despite the delegation of investment and voting power to HCM, HCP may be deemed to be the beneficial owner of such securities under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, because HCP has the right to acquire investment and voting power through termination of investment management agreements with HCM.  HCM also acts as an investment adviser to certain managed accounts.  Under investment management agreements with managed account clients, HCM has investment and voting power with respect to 140,311 shares of common stock of the issuer held in such managed accounts as of December 28, 2015.  HCP is the general partner of HCPF.  Mr. Manko is the managing member of both HCM and HCP.

The filing of this statement shall not be construed as an admission (a) that the person filing this statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the beneficial owner of any equity securities covered by this statement, or (b) that this statement is legally required to be filed by such person.